Exhibit 10.8

April 1, 2004

Mr. Robert D. Mrlik

644 Wellesley Drive

Houston, TX 77024

Dear Mr. Mrlik:

Encore Bancshares, Inc. (the “Company”) considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that the possibility of a Change in Control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Company’s Board of Directors (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a Change in Control of the Company.

In order to induce you to remain in the employ of the Company or such subsidiary thereof by which you are employed (the “Employing Entity”) and in consideration of your agreements contained in section 5 hereof, this Agreement sets forth certain benefits which the Company agrees will be provided to you in the event of, among other things, a “Change in Control” of the Company (as defined in section 2 hereof) under the circumstances described below.

1. TERM. This Agreement shall have an initial term expiring on the later of (a) the fifth anniversary of the date hereof, assuming there has been no Change in Control or (b) your Normal Retirement Date as defined herein; provided, however, that the period provided in the clause (a) shall be automatically extended for successive periods of one (1) year on a continuing basis unless either party shall give written notice of intention not to so extend at least six (6) months prior to the end of the initial five (5) year period or any renewal period.

2. CHANGE IN CONTROL. For purposes of this Agreement, “Change in Control” of the Company means the occurrence of any of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company’s subsidiary savings and loan is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of the Company; (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iv) the Company is to be dissolved and liquidated; (v) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote or control the voting) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors. “1934 Act” means the Securities Exchange Act of 1934, as amended.

3. TERMINATION OF EMPLOYMENT.

(i) Disability; Retirement.

(A) If, as a result of your incapacity due to physical or mental illness, you shall have been unable for more than twelve (12) consecutive full calendar months after the execution of this Agreement to perform your duties with the Company or the Employing Entity, and within thirty (30) days after written notice of termination is given you shall not have returned to the full time performance of your duties, the Company may terminate your employment for “Disability”, provided that the Board shall have before such termination been furnished with the certificates of not less than two qualified physicians, one selected by the Company and one by or on behalf of you, stating that in their opinion you are or will continue to be by reason of such inability totally unable or unable adequately to perform the services required of you pursuant to this Agreement. If the two physicians so selected are unable to reach an agreement on the issue of your ability to perform such services adequately, they shall promptly designate a qualified physician to make such determination and the decision of such third physician shall be binding on the Company and you. If the two physicians are unable to agree upon a third physician for such purpose, the parties shall request Employing Entity’s long term disability insurance carrier to choose such third physician.

(B) Termination of your employment based on “Retirement” shall mean your voluntary termination of employment after attaining your “Normal Retirement Date.” “Normal Retirement Date” as used herein shall be the first day of the first calendar month following the calendar month in which you reach age (a) 55 with at least three (3) years of service, or (b) age 65. Early retirement initiated by the Company shall be treated as a dismissal and not a voluntary early retirement. Your voluntary termination of employment for “Good Reason” as set forth in paragraph (iii) below after attaining your Normal Retirement Date shall not be a termination of your employment based on Retirement, but shall be a “Good Reason” termination of your employment.

(ii) Cause. Termination of your employment by the Company for “Cause” shall mean termination upon (A) the willful and continued failure by you substantially to perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Chairman, the Board or the President of the Company which specifically identifies the manner in which it is believed that you have not substantially performed your duties, and a reasonable period of opportunity for such substantial performance is provided, or (B) the willful engaging by you in illegal misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or by the Board of Directors of the Employing Entity or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) in this paragraph and specifying the particulars thereof in detail.

(iii) Good Reason. “Good Reason” for you to terminate your employment shall mean:

(A) An adverse change in your status or positions(s) as an executive or other key employee of the Company or of the Employing Entity as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in your status or position as a result of a diminution in your duties or responsibilities or a change in your business location of more than 35 miles or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with or as a result of the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason);

(B) A reduction by the Company or the Employing Entity in your base salary as in effect immediately prior to the Change in Control or in the number of vacation days to which you are then entitled under the Company’s vacation policy as in effect immediately prior to the Change in Control;

(C) The taking of any action by the Company or the Employing Entity (including the elimination of a plan without providing substitutes therefor, the reduction of your awards under any benefits plan, or the failure to replicate a plan, such as an annual bonus plan, that by its terms is time limited and is of a type that it has been the Company’s practice to replace with a similar plan from time to time), that would diminish other than in a de minimis amount the aggregate projected value of your awards under any bonus, stock option or other management incentive plans in which you were participating at the time of a Change in Control of the Company;

(D) The taking of any action by the Company or the Employing Entity that would diminish other than in a de minimis amount the aggregate value of the benefits provided you under the Company’s medical, health, dental, accident, disability, life or other insurance, stock purchase or retirement plans in which you were participating at the time of a Change in Control of the Company;

(E) A failure by any successor (as hereinafter defined) to provide the assumption and acknowledgement of this Agreement contemplated by section 6 hereof;

(F) Any purported termination by the Company of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (iv) below (and, if applicable, paragraph (ii) above); for purposes of this Agreement, no such purported termination shall be effective; or

(iv) Notice of Termination. Any termination by the Company or by you pursuant to paragraphs (i), (ii) or (iii) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice specifying the termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so specified.

(v) Date of Termination. “Date of Termination” shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period); (B) if you terminate your employment pursuant to paragraph (iii) above, the date specified in the Notice of Termination; (C) if your employment is terminated for death or Retirement, the date of your death or Retirement; and (E) if your employment is terminated for any other reason, the date on which Notice of Termination is given.

4. RIGHTS AND OBLIGATIONS UPON CHANGE IN CONTROL, TERMINATION OR DURING DISABILITY.

(i) Notwithstanding any option agreement, upon the occurrence of a Change in Control of the Company, all outstanding stock options granted to you pursuant to any stock option plans of the Company or your Employing Entity shall become 100% vested and immediately exercisable.

(ii) After the occurrence of a Change in Control of the Company, during any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect, and any time of service for vesting purposes under any plan shall continue to accrue during such period of incapacity until and if your employment is terminated pursuant to section 3(i)(A) hereof (and for any longer period as may be provided under applicable plans).

(iii) After the occurrence of a Change in Control of the Company, if your employment is terminated for Cause, the Company shall pay you, or shall cause to be paid to you, your full base salary and accrued vacation pay through the Date of Termination at the rate in effect at the time Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to you, and shall have no further obligations to you under this Agreement.

(iv) If the Company or the Employing Entity, within a period of two years after the occurrence of a Change in Control, terminates your employment other than for Disability or Cause pursuant to section 3(i)(A) or 3(ii) hereof, or if you, within a period of two years after the occurrence of a Change in Control of the Company, terminate your employment for Good Reason as provided for in sections 3(iii)(A) through 3(iii)(F) of this Agreement, then the Company shall pay to you or shall cause to be paid to you (without regard to the provisions of any benefit plan) in a lump sum on or before the tenth business day following the Date of Termination an amount equal to the sum of the following paragraphs (A) and (B):

(A) An amount equal to two times your full annual base salary through the Date of Termination at the rate in effect just prior thereto (not taking into account any reduction in your base salary that constitutes Good Reason for your termination), plus any accrued but unused paid time off benefit, plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to you; plus

(B) An amount equal to two (2) times the average of all bonus, profit sharing, and other incentive payments made by the Company or Employing Entity to you in respect of the two (2) calendar years preceding the Change in Control;

(v) For purposes of this Agreement, the term “base salary” shall include any amounts deducted pursuant to Sections 125 and 401(k) of the Internal Revenue Code of 1986, as amended, (the “Code”). Amounts paid pursuant to this section 4 shall be deemed severance pay and in lieu of any further salary for periods subsequent to the Date of Termination.

(vi) If the Company or the Employing Entity, within a period of two years after the occurrence of a Change in Control, terminates your employment other than for Disability or Cause pursuant to section 3(i)(A) or 3(ii) hereof or if you, within a period of two years after the occurrence of a Change in Control, terminate your employment for Good Reason as provided for in sections 3(iii)(A) through 3(iii)(F) of this Agreement, then the Company shall provide you with benefits equal in value to each life, health, accident, or disability benefit to which you were entitled (through insurance, direct reimbursement, or otherwise) and at the same cost to you as immediately before the Date of Termination (not taking into account any reduction in such benefit that constitutes Good Reason for your termination). The value of the foregoing benefits shall be determined individually rather than in the aggregate, and shall-be compared after subtracting applicable income and employment taxes. The Company shall provide the benefits described in this subsection for a period terminating on two years after the Date of Termination. An election by you to terminate for Good Reason shall not be deemed a voluntary termination of employment by you for purposes of this Agreement or of any plan or practice of the Company. At the end of the period of coverage, you shall have the option to have assigned to you, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company or the Employing Entity and relating specifically to you.

(vii) After the occurrence of a Change in Control of the Company, the Company shall continue to maintain in effect all charter and bylaw provisions and all contractual indemnities that afford to you rights to indemnification against liability as an officer, director or employee of the Company as were in effect immediately prior to the Change in Control, and shall continue to maintain directors and officers liability insurance coverages at least in the amounts and other terms as the Company maintained in effect immediately prior to the Change in Control for the remaining term of this Agreement.

(viii) Notwithstanding anything in the Section to the contrary, if you are a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)) and the payment provided for in this Section, together with any other payments which you have the right to receive from the Company or Employing Entity would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and you are not subject to an agreement providing for payments of such amounts as may be necessary to pay any applicable excise tax under Section 4999 of the Code and any applicable income tax relating thereto, the total amounts received by you from the Company or Employing Entity which would constitute “parachute payments” (as defined in Section 280G(b)(2) of the Code), shall be reduced in a manner determined by the Company to be one dollar ($1.00) less than three (3) times your base amount (as defined in Section 280G of the Code) so that no portion of such amounts received by you shall be subject to the excise tax imposed by Section 4999 of the Code if and only if (i) such reduction in the amount paid produces a better net after tax position (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax) than the total payment provided for herein.

5. EMPLOYEE’S COMMITMENT; RIGHT TO TERMINATE.

(i) Except as otherwise provided in paragraph (ii) below, the Company, the Employing Entity or you may terminate your employment at any time, subject to the benefits specified herein being provided in accordance with the terms hereof.

(ii) In the event a tender offer or exchange offer is commenced by a Person which, if successfully consummated, will result in such Person being that beneficial owner of more than 20% of the combined voting power of the Company’s Voting Securities, including shares of Common Stock of the Company, you agree that you will not voluntarily leave the employ of the Company or the Employing Entity (other than as a result of Disability or upon Normal Retirement) and will render the services contemplated in this Agreement until such tender offer or exchange offer has been abandoned or terminated or a Change in Control of the Company has occurred.

(iii) During the life of this Agreement, you will faithfully perform your duties to the best of your ability and in accordance with the directions of the Board, provided that after a Change in Control of the Company such directions do not constitute Good Reason for you to terminate your employment.

(iv) You will not at any time during the life of this Agreement, or thereafter, communicate or disclose to any unauthorized person, or use for your own account, without the written consent of the Company, any proprietary processes, or other confidential information of the Company or any subsidiary concerning their business or affairs, suppliers or customers, it being understood, however, that the obligations of this paragraph shall not apply to the extent that the aforesaid matters (A) are disclosed in circumstances in which you are legally required to do so, or (B) become generally known to and available for use by the public otherwise than by your wrongful act or omission.

6. SUCCESSOR’S BINDING AGREEMENT.

(i) The Company will, and you may, seek, by written request at least five business days prior to the time a Person becomes a Successor (as hereinafter defined), to have such Person, by agreement in form and substance satisfactory to you, expressly assume the Company’s obligations under this Agreement and acknowledge that the Successor is contractually bound to perform all of such obligations. Failure of such Person to furnish such assumption and acknowledgement by the later of (A) three business days prior to the time such Person becomes a Successor or (B) two business days after such person receives a written request to so assume and acknowledge shall constitute Good Reason for termination by you of your employment if a Change in Control of the Company occurs or has occurred. For purposes of this Agreement, “Successor” shall mean any person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger or consolidation, or indirectly, by purchase of the Company’s Voting Securities or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die before all amounts that would still be payable to you hereunder if you had continued to live are paid, all such unpaid amounts, unless otherwise provided herein, shall he paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

7. FEES AND EXPENSES. The Company shall pay all legal fees, expenses of litigation and related expenses incurred by you in connection with this Agreement, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment following a Change in Control or incurred by you in seeking advice with respect to the matters set forth in the provisions hereof or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement, irrespective of whether you are successful in contesting or disputing such termination of your employment or in obtaining or enforcing any right or benefit under this Agreement.

8. TAXES. All payments to be made to you under this Agreement will be subject to required withholding of applicable federal, state and local taxes.

9. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and you as provided in sections 4, 5, 6, 7 and 8 of this Agreement shall survive termination of this Agreement.

10. NOTICES. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. All notices to the Company shall be directed to the attention of the Chairman of the Company with a copy to Corporate Secretary of the Company.

11. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged except in writing specifically referring to such provision and signed by you and such officer as may be specifically designated by the Board. No waiver at any time by either party hereto of the breach of any condition or provision of this Agreement, or of compliance by the other party with the same, shall be deemed a waiver of any other condition or provision at the same or at any other time. No agreement or representation still in effect, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party other than (i) those set forth expressly in this Agreement or (ii) those in any stock option agreements or, (iii) those in any restricted stock agreements. Upon termination of your employment, in the event of any conflict between the terms of this Agreement and the terms of any other agreements between you and the Company, this Agreement shall be controlling. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

12. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement shall supersede any prior agreement between the Company and you that provides for similar benefits in the event of a Change in Control (the “Prior Agreement”), provided, however, that (i) if any provision of this Agreement is determined by a court or other competent authority to be invalid or unenforceable, the corresponding provision (if any) of the Prior Agreement shall automatically be reinstated as if it were a provision of this Agreement, and (ii) if this Agreement is determined by a court or other competent authority to be invalid or unenforceable, the Prior Agreement shall automatically be reinstated in its entirety.

13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

Encore Bancshares, Inc.

By:	/s/ James S. D’Agostino, Jr.
James S. D’Agostino, Jr.
Chairman

AGREED to as of the date first above written.

/s/ Robert D. Mrlik
Robert D. Mrlik